EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR AND THE RETIREMENT OF ARTHUR AUGUST

Edgewood, NY — December 1, 2006 — CPI Aerostructures, Inc. (‘‘CPI Aero’’) (AMEX: CVU) announced today that Harvey Bazaar age 66, has joined its board of directors. Mr. Bazaar also will serve as a member of CPI Aero’s audit committee. CPI Aero also announced today the retirement of its founder and Chairman Emeritus, Arthur August, effective December 31, 2006.

Mr. Bazaar, CPA, spent most of his career in public accounting, having retired from PriceWaterhouseCoopers in 2000 as the Global and Americas Leader for the Capital Markets Group. At Coopers & Lybrand, which merged with PriceWaterhouse to form PriceWaterhouseCoopers, Mr. Bazaar served on the firm’s Executive Committee and as Managing Partner of the New York City office. In post-retirement, from September 2001 to December 2002, Mr. Bazaar served as the chief operating officer of DML Global Services, a company providing fund accounting and related services to private investment funds and others. Since January 2006, Mr. Bazaar has served on the board of directors and audit committee of BKF Capital Group, Inc.

Edward J. Fred, President and Chief Executive Officer of CPI Aero, stated, ‘‘We are extremely pleased to have Mr. Bazaar join our board and audit committee. His strong accounting and financial background and business experience will be an asset to us as we continue to grow our business.’’

Mr. Fred continued, ‘‘As CPI Aero’s founder and throughout his 27 year tenure at CPI Aero, Art August has led the Company with great insight and integrity. We are grateful for his guidance and wish him all the best in the future as he begins his well deserved and previously planned retirement.’’

CPI Aero is engaged in the contract production of structural aircraft parts for the U.S. Air Force, other branches of the armed forces and leading prime defense contractors. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, the E-3 Sentry AWACS jet, UH-60 Black Hawk helicopter, and the MH-60S mine countermeasure helicopter.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

Contact: Vincent Palazzolo Chief Financial Officer CPI Aero (631) 586-5200 www.cpiaero.com	Investor Relations Counsel: The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611 www.theequitygroup.com